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                                                                    Exhibit 3.10

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                                    ZMP, INC.

                                        I
          The name of this corporation is ZMP, Inc.

                                       II
          The nature of the business of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III
          The total number of shares of shares of stock which this corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share.

                                       IV
          The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

     (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by these Articles of Incorporation or by the By-laws) shall be vested in and exercised by the Board of Directors.

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     (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt amend alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or these Articles of Incorporation otherwise provide, or unless otherwise provided by law.

                                       V
          The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                       VI
          The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of the State of California) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted in Section 317 of the General Corporation Law of the State of California, subject only to the applicable limits set forth in Section 204 of the General Corporation Law of the State of California with respect to actions for breach of duty to the Corporation and its shareholders.

                                      VII
          The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of the State of California, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.